SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
December 31, 2018
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NETFLIX, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-35727	77-0467272
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 Winchester Circle
Los Gatos, CA
95032
(Address of principal executive offices)
(Zip Code)
(408) 540-3700
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2018, Netflix, Inc. (the "Company") appointed Spencer Neumann, age 48, as its new Chief Financial Officer effective January 7, 2019.

Mr. Neumann served as Activision Blizzard Inc. Chief Financial Officer from May 2017. Prior to that, Mr. Neumann held a number of positions of increasing responsibility at The Walt Disney Company, most recently serving as the chief financial officer and executive vice president of Global Guest Experience of Walt Disney Parks and Resorts, from 2012 until May 2017. From 2005 to 2012, Mr. Neumann worked at the private equity firms of Providence Equity Partners and Summit Partners. Prior to that, Mr. Neumann held several other roles with Disney, which he initially joined in 1992, including executive vice president of the ABC Television Network from 2001 to 2004 and chief financial officer of the Walt Disney Internet Group from 1999 to 2001. He is also a member of the national board of directors of Make-A-Wish America. Mr. Neumann holds a B.A. degree in economics from Harvard University and an M.B.A. degree from Harvard University.

Mr. Neumann will receive $5,000,000 in salary and $5,000,000 as an annual stock option allowance pursuant to the Company's stock option program. The Company's stock option program, available to all employees, provides a minimum annual stock option allowance (equal to 5% of the allocatable compensation) and allows the employee to allocate any amount of the allocatable compensation to receive in the form of stock options. The number of options to be granted each month is determined by the following formula: (annual stock option allocation ÷ 12) / ([Fair Market Value on the date of grant] * 0.40). Each monthly grant shall be made on the first trading day of the month, shall be fully vested upon grant and shall be exercisable at a strike price equal to the Fair Market Value (as defined in the Company’s 2011 Stock Plan) on the date of grant. The options will be subject to the terms and conditions of the Company’s 2011 Stock Plan and will be administered on a non-discretionary basis without further action by the Board of Directors, provided that only the Board of Directors may change the amount or terms of future grants. These stock options are granted fully vested and can generally be exercised up to 10 years following the date of grant, regardless of employment status. In addition, Mr. Neumann will receive a one time payment of $1.7 million. Mr. Neumann is also eligible to receive additional compensation in the form of life insurance and participation in the Company's 401(k) Retirement Savings Plan and to defray health insurance costs.

Mr. Neumann will also be a beneficiary of the Company’s Amended and Restated Executive Severance and Retention Incentive Plan. Pursuant to this plan each employee of the Company at the level of Vice President or higher ("Covered Executive") is entitled to a severance benefit upon termination of employment (other than for cause, death or permanent disability) so long as he or she signs a waiver and release of claims and an agreement not to disparage the Company, its directors or its officers in a form reasonably satisfactory to the Company. The severance benefit consists of a lump sum cash payment equal to nine (9) months of allocatable compensation, or, for newly hired Covered Executives only, a cash payment equal to 24 months of allocatable compensation, which is reduced by an amount equal to one (1) month of allocatable compensation for each month of tenure at the Company for the first 15 months of continuous employment following hire by the Company, such that the minimum benefit for such newly hired Covered Executives is the cash equivalent of nine (9) months of allocatable compensation. The right to receive a severance benefit terminates upon a change in control transaction, so that the beneficiaries of the plan are not entitled to both a change in control benefit as well as a severance benefit.

In lieu of the severance benefit, employees covered by the plan who are employed by the Company on the date of a change in control transaction are entitled to receive a lump sum cash payment equal to twelve (12) months of allocatable compensation regardless of whether their employment terminates.

As it does with all directors and executive officers, the Company has entered into an indemnification agreement with Mr. Neumann. The indemnification agreement requires the Company to indemnify Mr. Neumann, to the fullest extent permitted by Delaware law, for certain liabilities to which he may become subject as a result of his affiliation with the Company. See the Company’s Form of Indemnification Agreement filed with the Securities and Exchange Commission on March 20, 2002 as Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1/A.

There is no arrangement or understanding between Mr. Neumann and any other person pursuant to which Mr. Neumann is to be selected as an officer of Netflix that would require disclosure under Item 401(b) of Regulation S-K. Additionally there is no family relationship between Mr. Neumann and any other person that would require disclosure under Item 401(d) of Regulation S-K. Mr. Neumann is also not a party to any transactions that would require disclosure under Item 404(a) of Regulation S-K.

The Company's current Chief Financial Officer, David Wells, will cease acting in that capacity on January 7, 2019 and will remain at the Company for a brief transition period.

A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release Issued by Netflix, Inc. on January 2, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETFLIX, INC.
Date:	January 7, 2019
/s/ David Hyman
David Hyman
General Counsel